EXHIBIT 23.1

I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OFG Bancorp:

We consent to the incorporation by reference in the registration statements No. 333-191603, No. 333-170064, No. 333-147727, No. 333-102696, No. 333-57052, and No. 333-84473 on Form S-8 of OFG Bancorp (the Company) of our reports dated February 26, 2015, with respect to the consolidated statements of financial condition of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the annual report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ KPMG LLP

San Juan, Puerto Rico

February 26, 2015